NEWS RELEASE

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                                                CONTACT:      Hugh Aiken
                                                              Kevin McDermed
                                                              913 367 2121
                                                              NYSE: FDY



                ATCHISON CASTING POSTPONES ANNUAL MEETING
                    AND PROVIDES UPDATE ON INVESTIGATION OF
                          ACCOUNTING IRREGULARITIES AT
                         PENNSYLVANIA FOUNDRY GROUP UNIT

     Atchison, Kansas - November 16, 2000 - "Atchison Casting Corporation [NYSE:
"FDY"] plans to adjourn the annual meeting of stockholders, scheduled for November 17, 2000, until our investigation into accounting irregularities at PFG is completed and reliable financial information has been made available to our stockholders," according to Hugh Aiken, CEO.

       "As previously announced, the Audit Committee of the Board of Directors is directing an independent investigation into accounting irregularities at the Pennsylvania Foundry Group (PFG), a unit of Atchison Casting Corporation (ACC)," Aiken added. The Audit Committee engaged Jenner & Block to advise the committee on the conduct of this investigation, and Jenner & Block has retained PricewaterhouseCoopers as accountants to assist in the investigation.

      "The investigation to date has not yielded any definitive conclusions. Preliminary findings of the accounting irregularities suggest that pretax earnings between fiscal 1996 and fiscal 2000 may have been cumulatively overstated by approximately $19 million or more. Most balance sheet accounts appear to be affected. The employment of PFG's former Chief Financial Officer has been terminated. Preliminary findings suggest that one or more other employees also may have been involved in the underlying conduct. The Company has been in contact with the SEC. The investigators are working diligently to quantify the amount and nature of the misstated earnings as well as the periods involved. The Company has also contacted appropriate law enforcement authorities and is continuing to investigate the possibility of employee theft, which is currently estimated at $1.2 million or more," said Aiken.


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     "As a result, the Company does not expect to release financial statements for the fiscal quarter ended September 30, 2000, until the necessary restatements have been made. The most recent financial statements for fiscal 2000 and the auditors' report thereon cannot be relied upon. When the investigation is complete, earnings will be restated as necessary," Aiken added.

      According to David Colburn, Chairman of the Audit Committee, "It appears that company policies, procedures, and appropriate controls were not followed at PFG. Preliminary indications are that the conduct was limited to PFG. Our investigation continues. The Audit Committee will recommend the pursuit of insurance, income tax, and other recoveries related to any losses, as appropriate."

        "In fiscal 2000, which ended June 30, 2000, PFG reported sales of $36.3 million, or approximately 8% of the total sales reported by Atchison," said Aiken. "PFG and ACC continue to operate their business as usual."

     ACC produces iron, steel and non-ferrous castings for a wide variety of equipment, capital goods, and consumer markets.

     This press release contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the expected results because of a variety of factors, including the final results of the investigation into the irregularities described herein, and the amount, if any, that may be recoverable from insurance or other parties, and other factors described in the Company's filings with the U.S. Securities and Exchange Commission.